Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 24, 2009

Relating to Preliminary Prospectus Supplement dated June 22, 2009

Registration No. 333-152306

3020 Old Ranch Parkway, Suite 200

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

News Release

Clean Energy Applauds Newly-Enacted State of Texas Legislation to Increase Natural Gas

and Other Alternative Fuel Vehicle Use in Both State and Private Fleets

— New Regulations Aim at Curtailing Nitrogen Oxide Diesel Emissions, Improving Air Quality,

Lowering Fleet Fuel Costs, and Reducing Dependence on Foreign Oil —

Seal Beach, CA (June 24, 2009) — Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced its support for newly approved State of Texas legislation that is targeted to increase the number of alternative fuel vehicles, including natural gas-fueled vehicles, in both state agency and private vehicle fleets.

Providing financial incentives in the form of grant funding, the state’s new Clean Fleet Program —SB1759— encourages private fleet owners to replace their medium-to-heavy-duty diesel vehicles with alternative fueled-models, including those powered by clean, green natural gas.

The Texas Clean Fleet Program, effective Sept. 1, 2009, initially allots $6 million per fiscal year for 2010 and 2011 to fleet owners to help fund their vehicle replacement process.  The legislation anticipates extending the program through August 2017, which would represent funding of approximately $48 million over the life of the program if funded at initial levels. The Clean Fleet legislation amends the Texas Emissions Reduction Plan (TERP), enacted in 2001 to improve air quality in Texas. The TERP program is aimed at reducing nitrogen oxide emissions from diesel engines.

Companion legislation — newly-enacted HB 432 — amends the current state’s Fleet Alternative Fuel Program to mandate that 50% of the state’s 27,000 fleet vehicles must use clean alternatives fuels like compressed natural gas (CNG) 80% of the time. The only exceptions are for law enforcement or emergency vehicles, or if an agency demonstrates that it is not cost-effective to meet the requirements.  Although state agencies must meet the requirements by September 1, 2010, the legislation will likely be phased-in as diesel and gasoline-powered state fleet vehicles come up for replacement.

Clean Energy (Nasdaq: CLNE) is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 17,200 vehicles at 184 strategic locations across the United States and Canada. Clean Energy owns and operates two LNG production plants, one in Willis, TX and one in Boron, CA, with combined capacity of 260,000 LNG gallons per day and designed to expand to 340,000 LNG gallons per day as demand increases. It also owns and operates a landfill gas facility in Dallas, TX that produces renewable methane gas or biogas for delivery in the nation’s gas pipeline network.

Forward-Looking Statements This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including the number of natural gas vehicles purchased by Texas fleets. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including the availability of natural gas vehicles, the availability of the funding for the programs, and the economic viability of natural gas vehicles. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 310/954-1100

Clean Energy Fuels Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to the offering, and other documents Clean Energy has filed with the SEC for more complete information about Clean Energy and the offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, telephone: 866-500-5408.